Exhibit 99.1
YETI Reports Second Quarter 2025 Results
Raises 2025 EPS Outlook
Targets $200 Million in Share Repurchases for 2025

Austin, Texas, August 7, 2025 – YETI Holdings, Inc. (“YETI”) (NYSE: YETI) today announced its financial results for the second quarter ended June 28, 2025. YETI reports its financial performance in accordance with accounting principles generally accepted in the United States of America (“GAAP”) and as adjusted on a non-GAAP basis. Please see “Non-GAAP Financial Measures” and “Reconciliation of GAAP to Non-GAAP Financial Information” below for additional information and reconciliations of the non-GAAP financial measures to the most comparable GAAP financial measures.

Second Quarter 2025 Highlights

•Net sales decreased 4%, reflecting a more promotional drinkware market environment, caution from consumers and our retail partners, and inventory constraints driven by our supply chain transition.
•EPS increased 3% to $0.61; Adjusted EPS decreased 6% to $0.66, inclusive of $0.07 net impact of higher tariff costs in the second quarter of 2025
•Repurchased 0.7 million shares for $23 million

Matt Reintjes, President and Chief Executive Officer, commented, “We are making excellent progress on our long-term strategic priorities—accelerating innovation, expanding our global brand, and diversifying our supply chain. We are seeing these strategies play out in the market with momentum in product innovation and diversification across our portfolio with notable strength in bags, our global expansion with exceptional performance in the UK and Europe and strong end user demand in Canada and Australia, and the transformational shift in our supply chain. Our brand continues to expand, connecting both domestically and, importantly, globally. Amidst a disruptive macroeconomic environment, we are positioning YETI to deliver long-term, sustainable top and bottom-line growth supported by a strong financial foundation. Our strong balance sheet and robust free cash flow generation are enabling investment in growth initiatives while also advancing our capital allocation priorities, including share repurchases. We exited the second quarter with encouraging momentum across our key growth drivers, and we are seeing signs of continued improvement in the third quarter, reinforcing our confidence in the trajectory ahead.”

Second Quarter 2025 Results

Sales and adjusted sales both decreased 4% to $445.9 million, compared to $463.5 million during the same period last year.

•Direct-to-consumer (“DTC”) channel sales decreased 1% to $248.6 million, compared to $250.4 million in the prior year quarter.
•Wholesale channel sales decreased 7% to $197.3 million, compared to $213.1 million in the same period last year, due to a decline in both Drinkware and Coolers & Equipment.
•Drinkware sales decreased 4% to $236.4 million, compared to $246.5 million in the prior year quarter. As expected, Drinkware growth in our international regions was more than offset by a decline in our U.S. region, reflecting a challenging market and inventory constraints driven by our supply chain transition.
•Coolers & Equipment sales decreased 3% to $200.6 million, compared to $205.9 million in the same period last year. Growth in hard coolers was more than offset by a decline in soft coolers during the quarter.
Sales in the U.S. decreased 5% to $367.8 million, compared to $386.9 million in the prior year quarter. International sales rose 2% to $78.1 million, compared to $76.6 million in the prior year quarter reflecting strong growth in Europe and our launch in Japan. This was partially offset by conservative inventory purchases and caution from our wholesale partners in other international regions against robust consumer demand.

Gross profit decreased 3% to $257.6 million, or 57.8% of sales, compared to $264.3 million, or 57.0% of sales, in the second quarter of 2024. The 80 basis points increase in gross margin was primarily due to lower product costs, selective price increases implemented in the second quarter of 2025 and the absence in the current year quarter of purchase accounting inventory step-up amortization, partially offset by higher tariff costs.

Adjusted gross profit decreased 4% to $257.6 million, or 57.8% of adjusted sales, compared to $267.5 million, or 57.7% of adjusted sales, in the second quarter of 2024. The 10 basis points increase in adjusted gross margin was primarily due to lower product costs and selective price increases implemented in the second quarter of 2025, partially offset by higher tariffs.

Selling, general, and administrative (“SG&A”) expenses decreased 1% to $195.5 million, compared to $196.9 million in the second quarter of 2024. As a percentage of sales, SG&A expenses increased 140 basis points to 43.9% from 42.5% in the prior year period. This increase was primarily due to higher technology expenses related to our growth investments.

Adjusted SG&A expenses decreased 2% to $184.4 million, compared to $187.5 million in the second quarter of 2024. As a percentage of adjusted sales, adjusted SG&A expenses increased 80 basis points to 41.3% from 40.5% in the prior year period. This increase was primarily due to higher technology expenses related to our growth investments, partially offset by lower employee costs.

Operating income decreased 8% to $62.0 million, or 13.9% of sales, compared to $67.4 million, or 14.5% of sales during the prior year quarter.

Adjusted operating income decreased 9% to $73.2 million, or 16.4% of adjusted sales, compared to $80.0 million, or 17.3% of adjusted sales during the same period last year.

Other income increased to $5.8 million compared to other income of $0.4 million in the second quarter of 2024, primarily due to higher foreign currency gains related to intercompany balances in the current year.

Net income increased 1% to $51.2 million, or 11.5% of sales, compared to $50.4 million, or 10.9% of sales in the prior year quarter; Net income per diluted share increased 3% to $0.61, compared to $0.59 in the prior year quarter.

Adjusted net income decreased 7% to $55.2 million, or 12.4% of adjusted sales, compared to $59.6 million, or 12.9% of adjusted sales in the prior year quarter; Adjusted net income per diluted share decreased 6% to $0.66, compared to $0.70 per diluted share in the prior year quarter.

Six Months Ended June 28, 2025 Results

Sales and adjusted sales both decreased 1% to $797.0 million, compared to $804.9 million in the prior year period.

•DTC channel sales increased 2% to $444.8 million, compared to $438.2 million in the prior year period, primarily due to growth in Coolers & Equipment.
•Wholesale channel sales decreased 4% to $352.2 million, compared to $366.7 million in the same period last year, primarily due to a decline in Drinkware, partially offset by growth in Coolers & Equipment.
•Drinkware sales decreased 4% to $442.0 million, compared to $461.1 million in the prior year period. Drinkware growth in our international regions was more than offset by a decline in our U.S. region, reflecting a challenging market, and inventory constraints driven by our supply chain transition.
•Coolers & Equipment sales increased 5% to $340.8 million, compared to $325.8 million in the same period last year, primarily driven by strong performance in bags and hard coolers, partially offset by a decline in soft coolers.
Sales in the U.S. decreased 4%, to $639.0 million, compared to $662.7 million in the prior year period. International sales increased 11%, to $158.0 million, compared to $142.2 million in the prior year period reflecting strong growth in Europe, Canada and our launch in Japan. The 11% increase in international sales included an FX headwind of approximately 260 basis points.

Gross profit increased to $459.3 million, or 57.6% of sales, compared to $459.1 million, or 57.0% of sales, in the prior year period. The 60 basis points increase in gross margin was primarily due to lower product costs, the absence in the current year quarter of purchase accounting inventory step-up amortization, and selective price increases implemented in the second quarter of 2025, partially offset by higher tariff costs and lower mix of our Drinkware category.

Adjusted gross profit decreased 1% to $458.9 million, compared to $463.9 million, in the prior year period. Adjusted gross margin was flat at 57.6%, compared to the prior year period. Lower product costs and selective price increases implemented in the second quarter of 2025 were offset by higher tariff costs and lower mix of our Drinkware category.

SG&A expenses increased 3% to $375.6 million, compared to $365.9 million in the prior year period. As a percentage of sales, SG&A expenses increased 160 basis points to 47.1% from 45.5% in the prior year period. This increase was primarily due to higher technology expenses related to our growth investments, and higher employee costs related to non-cash stock-based compensation.

Adjusted SG&A expenses increased 2% to $350.5 million, compared to $344.3 million in the prior year period. As a percentage of adjusted sales, adjusted SG&A expenses increased by 120 basis points to 44.0% from 42.8% in the prior year period. This increase was primarily due to higher technology expenses, related to our growth investments.

Operating income decreased 10% to $83.7 million, or 10.5% of sales, compared to $93.2 million, or 11.6% of sales during the prior year period.

Adjusted operating income decreased 9% to $108.4 million, or 13.6% of adjusted sales, compared to $119.6 million, or 14.9% of adjusted sales during the same period last year. The 9% decrease in adjusted operating income included an FX headwind of approximately 210 basis points.

Other income of $7.1 million compared to other expense of $3.7 million in the prior year period, primarily due to foreign currency gains related to intercompany balances in the current year period versus foreign currency losses on intercompany balances in the prior year period.

Net income increased 2% to $67.8 million, or 8.5% of sales, compared to $66.3 million, or 8.2% of sales in the prior year period; Net income per diluted share increased 5% to $0.81, compared to $0.77 in the prior year period.

Adjusted net income decreased 9% to $81.0 million, or 10.2% of adjusted sales, compared to $88.9 million, or 11.0% of adjusted sales in the prior year period; Adjusted net income per diluted share decreased 6% to $0.97, compared to $1.03 per diluted share in the prior year period. Adjusted net income per diluted share included an FX headwind of approximately $0.02 or 220 basis points of growth.

Balance Sheet and Liquidity Review

Cash was $269.7 million, total debt, excluding finance leases and unamortized deferred financing fees, was $75.9 million, and our $300 million Revolving Credit Facility remained undrawn as of the end of the second quarter of 2025.

Inventory decreased 10% to $342.1 million, compared to $378.3 million at the end of the prior year quarter.

Capital Allocation Update

Pursuant to our existing $450 million share repurchase authorization, in the second quarter of 2025, we repurchased approximately 745,000 shares of YETI’s common stock on the open market for $23.0 million. Based on our current expectations, we anticipate completing approximately $200 million in share repurchases during 2025. In addition, in August 2025, we acquired certain assets, including designs, tooling, and intellectual property, related to a shaker bottle for $38 million in cash.

Updated 2025 Outlook

Mr. Reintjes concluded, “Our confidence in the business and the underlying operating fundamentals supporting our full-year outlook remains unchanged. I’m particularly pleased with the execution on our ongoing supply chain transition which will meaningfully diversify our footprint and capabilities, positioning us for continued expansion and innovation driving long-term success. We are modestly lowering our top-line expectations to reflect a slightly more prolonged recovery in drinkware in the U.S. At the same time, we are raising our EPS outlook, primarily due to our strong operating execution and reflecting tariff reduction on China-sourced products, partially offset by increased tariffs on imports from other regions. As we look to the second half of 2025, we remain incredibly excited about the innovation we have planned, the continued strength and momentum of our brand, and the global opportunities we see in front of us.”

For Fiscal 2025, a 53-week period, compared to a 52-week period in Fiscal 2024, YETI expects:

•Adjusted sales to be flat to up 2% (versus previous outlook of between 1% and 4%) including an approximately 300 basis point unfavorable impact from supply chain disruptions;
•Adjusted operating income as a percentage of adjusted sales between 14.0% and 14.5% (versus previous outlook of 12.0%). This outlook reflects an approximate 220 basis point net impact from higher tariff costs versus the prior year;
•An effective tax rate of approximately 25.5% (versus previous outlook of 26.0%; compared to 24.5% in the prior year period);
•Adjusted net income per diluted share between $2.34 and $2.48 (versus previous outlook of between $1.96 and $2.02) including an approximately $0.40 net unfavorable impact from higher tariff costs;
•Diluted weighted average shares outstanding of approximately 82.0 million (versus previous outlook of 83.7 million);
•Capital expenditures of approximately $50 million (versus previous outlook of $60 million), primarily to support investments in technology, new product innovation, and our supply chain; and
•Free cash flow between $150 million and $200 million (versus previous outlook of between $100 million and $125 million).

Conference Call Details
A conference call to discuss the second quarter of 2025 financial results is scheduled for today, August 7, 2025, at 8:00 a.m. Eastern Time. Investors and analysts interested in participating in the call are invited to dial 800-717-1738 (international callers, please dial 646-307-1865) approximately 10 minutes prior to the start of the call. A live audio webcast of the conference call will be available online at http://investors.yeti.com. A replay will be available through August 21, 2025 by dialing 844-512-2921 (international callers, 412-317-6671). The accompanying access code for this call is 1166514.

About YETI Holdings, Inc.
Headquartered in Austin, Texas, YETI is a global designer, retailer, and distributor of innovative outdoor products. From coolers and drinkware to bags and apparel, YETI products are built to meet the unique and varying needs of diverse outdoor pursuits, whether in the remote wilderness, at the beach, or anywhere life takes you. By consistently delivering high-performing, exceptional products, we have built a strong following of brand loyalists throughout the world, ranging from serious outdoor enthusiasts to individuals who simply value products of uncompromising quality and design. We have an unwavering commitment to outdoor and recreation communities, and we are relentless in our pursuit of building superior products for people to confidently enjoy life outdoors and beyond. For more information, please visit www.YETI.com.

Non-GAAP Financial Measures
In addition to our results determined in accordance with GAAP, we supplement our results with non-GAAP financial measures, including adjusted net sales, adjusted gross profit, adjusted gross margin, adjusted SG&A expenses, adjusted operating income, adjusted net income, adjusted net income per diluted share (which we also refer to as adjusted EPS), free cash flow as well as adjusted gross profit, adjusted SG&A expenses, adjusted operating income and adjusted net income as a percentage of adjusted net sales.

Our management uses these non-GAAP financial measures in conjunction with GAAP financial measures to measure our profitability and to evaluate our financial performance. We believe that these non-GAAP financial measures provide meaningful supplemental information regarding the underlying operating performance of our business and are appropriate to enhance an overall understanding of our financial performance. These non-GAAP financial measures have limitations as analytical tools in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. Because of these limitations, these non-GAAP financial measures should be considered along with GAAP financial performance measures. The presentation of these non-GAAP financial measures is not intended to be considered in isolation or as a substitute for, or superior to, financial information prepared and presented in accordance with GAAP. Investors are encouraged to review the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measures. A reconciliation of the non-GAAP financial measures to such GAAP measures can be found below.

YETI does not provide a reconciliation of forward-looking non-GAAP to GAAP financial measures because such reconciliations are not available without unreasonable efforts. This is due to the inherent difficulty in forecasting with reasonable certainty certain amounts that are necessary for such reconciliation, including in particular the impacts of product recalls and realized and unrealized foreign currency gains and losses reported within other expense. For the same reasons, we are unable to forecast with reasonable certainty all deductions and additions needed in order to provide a forward-looking GAAP financial measures at this time. The amount of these deductions and additions may be material and, therefore, could result in forward-looking GAAP financial measures being materially different or less than forward-looking non-GAAP financial measures. See “Forward-looking statements” below.

Forward-looking statements
This press release contains ‘‘forward-looking statements’’ within the meaning of the Private Securities Litigation Reform Act of 1995. All statements other than statements of historical or current fact included in this press release are forward-looking statements. Forward-looking statements include statements containing words such as “anticipate,” “assume,” “believe,” “can have,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “forecast,” “goal,” “intend,” “likely,” “may,” “might,” “objective,” “plan,” “predict,” “project,” “potential,” “seek,” “should,” “target,” “will,” “would,” and other words and terms of similar meaning in connection with any discussion of the timing or nature of future operational performance or other events. For example, all statements made relating to our cash generation abilities, our position to deliver sustainable top- and bottom-line growth, growth initiatives, capital allocation priorities, our share repurchase program, consumer buying behavior, inventory constraints, supply chain challenges, a promotional retail environment, the impact of tariffs, future financial performance, capital expenditures, and our expectations for opportunity, growth, and investments, including those set forth in the quotes from YETI’s President and CEO, and the 2025 financial outlook provided herein, constitute forward-looking statements. All forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those that are expected and, therefore, you should not unduly rely on such statements. The risks and uncertainties that could cause actual results to differ materially from those expressed or implied by these forward-looking statements include but are not limited to: (i) economic conditions or consumer confidence in future economic conditions; (ii) our ability to maintain and strengthen our brand and generate and maintain ongoing demand for our products; (iii) our ability to successfully design, develop and market new products; (iv) our ability to effectively manage our growth; (v) our ability to expand into additional consumer markets, and our success in doing so; (vi) the success of our international expansion plans; (vii) our ability to compete effectively in the outdoor and recreation market and protect our brand; (viii) the level of customer spending for our products, which is sensitive to general economic conditions and other factors; (ix) problems with, or loss of, our third-party contract manufacturers and suppliers or an inability to obtain raw materials; (x) fluctuations in the cost and availability of raw materials, equipment, labor, and transportation and subsequent manufacturing delays or increased costs; (xi) adverse changes in international trade policies, tariffs and treaties, including increases in tariff rates and the imposition of additional tariffs; (xii) our ability to accurately forecast demand for our products and our results of operations; (xiii) our relationships with our national, regional, and independent retail partners, who account for a significant portion of our sales; (xiv) the impact of natural disasters and failures of our information technology on our operations and the operations of our manufacturing partners; (xv) the integration and use of artificial intelligence; (xvi) our ability to attract and retain skilled personnel and senior management, and to maintain the continued efforts of our management and key employees; (xvii) the impact of our indebtedness on our ability to invest in the ongoing needs of our business; and (xviii) our ability to successfully execute our share repurchase program and its impact on stockholder value and the volatility of the price of our common stock. For a more extensive list of factors that could materially affect our results, you should read our filings with the United States Securities and Exchange Commission (the “SEC”), including our Annual Report on Form 10-K for the year ended December 28, 2024 and our Quarterly Report on Form 10-Q for the quarter ended June 28, 2025, as such filings may be amended, supplemented or superseded from time to time by other reports YETI files with the SEC.

These forward-looking statements are made based upon detailed assumptions and reflect management’s current expectations and beliefs. While YETI believes that these assumptions underlying the forward-looking statements are reasonable, YETI cautions that it is very difficult to predict the impact of known factors, and it is impossible for YETI to anticipate all factors that could affect actual results.

The forward-looking statements included here are made only as of the date hereof. YETI undertakes no obligation to publicly update or revise any forward-looking statement as a result of new information, future events, or otherwise, except as required by law. Many of the foregoing risks and uncertainties may be exacerbated by the global business and economic environment, including ongoing geopolitical conflicts.

Solely for convenience, certain trademark and service marks referred to in this press release appear without the ® or ™ symbols, but those references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights to these trademarks and service marks.

Investor Relations Contact:
Arvind Bhatia, CFA
Investor.relations@yeti.com

Media Contact:
YETI Holdings, Inc. Media Hotline
Media@yeti.com
* * * * *

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$445,892	$463,499	$797,020	$804,893
Cost of goods sold	188,323	199,193	337,729	345,774
Gross profit	257,569	264,306	459,291	459,119
Selling, general, and administrative expenses	195,545	196,886	375,596	365,882
Operating income	62,024	67,420	83,695	93,237
Interest income (expense), net	295	(548)	603	111
Other income (expense), net	5,773	391	7,149	(3,710)
Income before income taxes	68,092	67,263	91,447	89,638
Income tax expense	(16,941)	(16,867)	(23,687)	(23,387)
Net income	$51,151	$50,396	$67,760	$66,251

Net income per share
Basic	$0.62	$0.59	$0.82	$0.77
Diluted	$0.61	$0.59	$0.81	$0.77

Weighted-average shares outstanding
Basic	82,732	84,794	82,665	85,575
Diluted	83,463	85,468	83,503	86,313

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited) (In thousands)

	June 28, 2025	December 28, 2024	June 29, 2024
ASSETS
Current assets
Cash	$269,673	$358,795	$212,937
Accounts receivable, net	163,595	120,190	159,050
Inventory	342,131	310,058	378,296
Prepaid expenses and other current assets	52,771	37,723	56,966
Total current assets	828,170	826,766	807,249
Property and equipment, net	138,224	126,270	131,858
Operating lease right-of-use assets	84,732	78,279	80,425
Goodwill	72,308	72,557	72,894
Intangible assets, net	176,165	172,023	136,886
Other assets	3,445	10,225	2,993
Total assets	$1,303,044	$1,286,120	$1,232,305

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities
Accounts payable	$152,290	$158,499	$175,199
Accrued expenses and other current liabilities	116,803	128,210	112,138
Taxes payable	18,584	38,089	23,821
Accrued payroll and related costs	13,900	28,610	17,856
Operating lease liabilities	21,054	19,621	16,365
Current maturities of long-term debt	6,331	6,475	6,481
Total current liabilities	328,962	379,504	351,860
Long-term debt, net of current portion	70,143	72,821	75,829
Operating lease liabilities, non-current	79,455	73,586	78,217
Other liabilities	21,752	20,102	20,539
Total liabilities	500,312	546,013	526,445

Stockholders’ Equity
Common stock	897	892	890
Treasury stock, at cost	(324,824)	(281,587)	(200,878)
Additional paid-in capital	445,671	405,921	402,495
Retained earnings	681,885	614,125	504,687
Accumulated other comprehensive (loss) gain	(897)	756	(1,334)
Total stockholders’ equity	802,732	740,107	705,860
Total liabilities and stockholders’ equity	$1,303,044	$1,286,120	$1,232,305

YETI HOLDINGS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited) (In thousands)

	Six Months Ended
	June 28, 2025	June 29, 2024
Cash Flows from Operating Activities:
Net income	$67,760	$66,251
Adjustments to reconcile net income to cash provided by (used in) operating activities:
Depreciation and amortization	26,297	23,559
Amortization of deferred financing fees	321	326
Stock-based compensation	21,317	17,325
Deferred income taxes	6,968	(1,966)
Impairment of long-lived assets	—	2,025
Other	(7,292)	2,343
Changes in operating assets and liabilities:
Accounts receivable	(40,769)	(60,085)
Inventory	(28,864)	(25,380)
Other current assets	(11,506)	(9,946)
Accounts payable and accrued expenses	(35,560)	(50,065)
Taxes payable	(18,572)	(13,503)
Other	799	1,402
Net cash used in operating activities	(19,101)	(47,714)
Cash Flows from Investing Activities:
Purchases of property and equipment	(19,943)	(21,636)
Business acquisition, net of cash acquired	—	(36,164)
Additions of intangibles, net	(11,143)	(14,635)
Net cash used in investing activities	(31,086)	(72,435)
Cash Flows from Financing Activities:
Repayments of long-term debt	(2,109)	(2,109)
Taxes paid in connection with employee stock transactions	(1,563)	(1,202)
Payments of finance lease obligations	(12,150)	(2,491)
Repurchases of common stock	(22,984)	(100,000)
Excise tax paid on repurchases of common stock	(1,562)	—
Net cash used in financing activities	(40,368)	(105,802)
Effect of exchange rate changes on cash	1,433	(72)
Net decrease in cash	(89,122)	(226,023)
Cash, beginning of period	358,795	438,960
Cash, end of period	$269,673	$212,937

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Net sales	$445,892	$463,499	$797,020	$804,893
Product recall(1)	—	—	—	—
Adjusted net sales	$445,892	$463,499	$797,020	$804,893

Gross profit	$257,569	$264,306	$459,291	$459,119
Transition costs(2)	—	3,208	(395)	4,755
Adjusted gross profit	$257,569	$267,514	$458,896	$463,874

Selling, general, and administrative expenses	$195,545	$196,886	$375,596	$365,882
Non-cash stock-based compensation expense	(11,173)	(8,828)	(21,317)	(17,325)
Long-lived asset impairment	—	—	—	(2,025)
Organizational realignment costs(3)	—	—	(994)	(1,122)
Stockholder matters(4)	—	—	(2,760)	—
Transition costs(5)	—	(140)	—	(682)
Business optimization expense(6)	—	(415)	—	(415)
Adjusted selling, general, and administrative expenses	$184,372	$187,503	$350,525	$344,313

Gross margin	57.8%	57.0%	57.6%	57.0%
Adjusted gross margin	57.8%	57.7%	57.6%	57.6%
SG&A expenses as a % of net sales	43.9%	42.5%	47.1%	45.5%
Adjusted SG&A expenses as a % of adjusted net sales	41.3%	40.5%	44.0%	42.8%
_________________________
(1)Represents adjustments and charges associated with product recalls.
(2)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC for the six months ended June 28, 2025. Represents inventory step-up costs and inventory disposal costs in connection with the acquisition of Mystery Ranch, LLC for the three and six months ended June 29, 2024.
(3)Represents employee severance costs in connection with strategic organizational realignments.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025.
(5)Represents transition costs in connection with the acquisition of Mystery Ranch, LLC, including third-party business integration costs.
(6)Represents start-up, transition and integration costs associated with our new distribution facility in the United Kingdom.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Information
(Unaudited) (In thousands, except per share amounts)

	Three Months Ended		Six Months Ended
	June 28, 2025	June 29, 2024	June 28, 2025	June 29, 2024
Operating income	$62,024	$67,420	$83,695	$93,237
Adjustments:
Non-cash stock-based compensation expense(1)	11,173	8,828	21,317	17,325
Long-lived asset impairment(1)	—	—	—	2,025
Organizational realignment costs(1)(2)	—	—	994	1,122
Business optimization expense(1)(5)	—	415	—	415
Transition costs(3)	—	3,348	(395)	5,437
Shareholder matters(4)	—	—	2,760	—
Adjusted operating income	$73,197	$80,011	$108,371	$119,561

Net income	$51,151	$50,396	$67,760	$66,251
Adjustments:
Non-cash stock-based compensation expense(1)	11,173	8,828	21,317	17,325
Long-lived asset impairment(1)	—	—	—	2,025
Organizational realignment costs(1)(2)	—	—	994	1,122
Business optimization expense(1)(5)	—	415	—	415
Transition costs(3)	—	3,348	(395)	5,437
Shareholder matters(4)	—	—	2,760	—
Other (income) expense, net(6)	(5,773)	(391)	(7,149)	3,710
Tax impact of adjusting items(7)	(1,323)	(2,989)	(4,294)	(7,358)
Adjusted net income	$55,228	$59,607	$80,993	$88,927

Net sales	$445,892	$463,499	$797,020	$804,893
Adjusted net sales	$445,892	$463,499	$797,020	$804,893

Operating income as a % of net sales	13.9%	14.5%	10.5%	11.6%
Adjusted operating income as a % of adjusted net sales	16.4%	17.3%	13.6%	14.9%

Net income as a % of net sales	11.5%	10.9%	8.5%	8.2%
Adjusted net income as a % of adjusted net sales	12.4%	12.9%	10.2%	11.0%

Net income per diluted share	$0.61	$0.59	$0.81	$0.77
Adjusted net income per diluted share	$0.66	$0.70	$0.97	$1.03

Weighted average shares outstanding used to compute adjusted net income per diluted share	83,463	85,468	83,503	86,313
_________________________
(1)These costs are reported in SG&A expenses.
(2)Represents employee severance costs in connection with strategic organizational realignments.
(3)Represents a favorable true-up of estimated disposal costs in connection with the acquisition of Mystery Ranch, LLC for the six months ended June 28, 2025. Represents transition costs, inventory step-up and inventory disposal costs, and third-party business integration costs in connection with the acquisition of Mystery Ranch, LLC for the three and six months ended June 29, 2024.
(4)Represents advisory and legal fees related to a stockholder matter that resulted in a cooperation agreement signed in March 2025.
(5)Represents start-up, transition and integration costs associated with our new distribution facility in the United Kingdom.
(6)Other (income) expense, net substantially consists of realized and unrealized foreign currency gains and losses on intercompany balances that arise in the ordinary course of business.
(7)Represents the tax impact of adjustments calculated at an expected statutory tax rate of 24.5% for each of the three and six months ended June 28, 2025 and June 29, 2024.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Three Months Ended June 28, 2025			Three Months Ended June 29, 2024
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$197,296	$—	$197,296	$213,129	$—	$213,129
Direct-to-consumer	248,596	—	248,596	250,370	—	250,370
Total	$445,892	$—	$445,892	$463,499	$—	$463,499

Category
Coolers & Equipment	$200,572	$—	$200,572	$205,942	$—	$205,942
Drinkware	236,438	—	236,438	246,523	—	246,523
Other	8,882	—	8,882	11,034	—	11,034
Total	$445,892	$—	$445,892	$463,499	$—	$463,499

Geographic Region
United States	$367,772	$—	$367,772	$386,886	$—	$386,886
International	78,120	—	78,120	76,613	—	76,613
Total	$445,892	$—	$445,892	$463,499	$—	$463,499
_________________________
(1)Represents adjustments and charges associated with product recalls.

	Six Months Ended June 28, 2025			Six Months Ended June 29, 2024
	Net Sales	Product Recalls(1)	Adjusted Net Sales	Net Sales	Product Recalls(1)	Adjusted Net Sales
Channel
Wholesale	$352,208	$—	$352,208	$366,697	$—	$366,697
Direct-to-consumer	444,812	—	444,812	438,196	—	438,196
Total	$797,020	$—	$797,020	$804,893	$—	$804,893

Category
Coolers & Equipment	$340,789	$—	$340,789	$325,848	$—	$325,848
Drinkware	442,039	—	442,039	461,103	—	461,103
Other	14,192	—	14,192	17,942	—	17,942
Total	$797,020	$—	$797,020	$804,893	$—	$804,893

Geographic Region
United States	$639,047		$639,048	$662,682	$—	$662,682
International	157,973	—	157,972	142,211	—	142,211
Total	$797,020	$—	$797,020	$804,893	$—	$804,893
_________________________
(1)Represents adjustments and charges associated with product recalls.

YETI HOLDINGS, INC.
Supplemental Financial Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Unaudited) (In thousands)

	Six Months Ended
	June 28, 2025	June 29, 2024
Net cash used in operating activities	$(19,101)	$(47,714)
Less: Purchases of property and equipment	(19,943)	(21,636)
Free cash flow	$(39,044)	$(69,350)